UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 18, 2014

CABOT OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Memorial City Plaza 840 Gessner Road, Suite 1400 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 589-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On September 18, 2014, Cabot Oil & Gas Corporation (the “Company”) completed a private placement of $925 million aggregate principal amount of senior unsecured fixed-rate notes pursuant to a Note Purchase Agreement dated September 18, 2014 (the “Agreement”) between the Company and the institutional purchasers named therein. The notes consist of $100 million aggregate principal amount of the Company’s 3.24% Series K Senior Notes due September 18, 2021, $575 million aggregate principal amount of the Company’s 3.67% Series L Senior Notes due September 18, 2024 and $250 million aggregate principal amount of the Company’s 3.77% Series M Senior Notes due September 18, 2026 (collectively, the “Notes”).

Interest on the Notes of each series is payable semi-annually. The Company may, at its option, prepay all or any portion of the Notes on any date at a price equal to the principal amount so prepaid plus accrued and unpaid interest and a make whole premium. In addition, the Company is required to offer to prepay the Notes upon specified change in control events if a credit ratings test is not met.

The Agreement contains representations and warranties, affirmative and negative covenants and events of default that the Company considers customary for debt instruments of this nature, including covenants restricting the ability of the Company to merge with another entity, incur liens and dispose of assets. The Agreement also includes financial covenants, requiring (i) at all times, a minimum asset coverage ratio (i.e. present value of proved reserves plus adjusted cash to debt and other liabilities) of 1.75 to 1.0 and (ii) as of the last day of each fiscal quarter, a minimum annual coverage ratio (i.e. operating cash flow to interest expense for the trailing four quarter period) of 2.8 to 1.0.

A copy of the Agreement, including the form of the Notes of each series, has been filed as Exhibit 4.1 to this report and is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided under Item 1.01 in this Current Report on Form 8-K regarding the Agreement and the Notes is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

4.1 Note Purchase Agreement dated September 18, 2014 between Cabot Oil & Gas Corporation and the Purchasers named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

By:	/s/ Deidre L. Shearer
Deidre L. Shearer
Corporate Secretary and Managing Counsel

Date: September 24, 2014

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